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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 15


     CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                 COMMISSION FILE NUMBER  1-9443
                                                                        --------

                       Red Lion Inns Limited Partnership
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             (Exact name of registrant as specified in its charter)


            410 N. 44th Street, Suite 700, Phoenix, Arizona 85008
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


               Units representing limited partnership interest
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           (Title of each class of securities covered by this Form)

                                     None
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  (Title of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


       Rule 12g-4(a)(1)(i)  [ ]         Rule 12h-3(b)(1)(i)   [X]
       Rule 12g-4(a)(1)(ii) [ ]         Rule 12h-3(b)(1)(ii)  [ ]
       Rule 12g-4(a)(2)(i)  [ ]         Rule 12h-3(b)(2)(i)   [ ]
       Rule 12g-4(a)(2)(ii) [ ]         Rule 12h-3(b)(2)(ii)  [ ]
                                        Rule 12h-3(b)(3)      [X]
                                        Rule 15d-6            [X]

     Approximate number of holders of record as of the certification or notice
date:   699
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     Pursuant to the requirements of the Securities Exchange Act of 1934, Red
Lion Inns Limited Partnership has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                                  RED LION INNS LIMITED PARTNERSHIP
                                  A DELAWARE LIMITED PARTNERSHIP


Date:   May 22, 1998              By: /s/ Anupam Narayan
            --                        ------------------------------------
                                      Name: Anupam Narayan
                                      Title: Senior Vice President and Treasurer